Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES SECOND QUARTER FISCAL YEAR 2017 FINANCIAL RESULTS

•                  GMV of $163.7 million, up from $153.0 million in the prior year

•                  Revenue of $72.3 million, down from $86.9 million in the prior year

•                  GAAP Net Loss of $(8.3) million, down from $(0.9) million in the prior year

•                  Non-GAAP Adjusted EBITDA of $(4.4) million, down from $2.9 million in the prior year

•                  Platform Investments and Long-Term Growth Strategy Remain the Priority

WASHINGTON — May 4, 2017 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the second quarter ended March 31, 2017. Q2-17 results were above the company’s guidance range for GAAP Net Loss, GAAP EPS and Non-GAAP Adjusted EBITDA, and within the guidance range for GMV and Non-GAAP Adjusted EPS. The company’s performance reflected an increase in buyer demand and seller growth in our GovDeals state and local government marketplace and strong GMV in our Network International energy marketplace.

“We are pleased with our results this quarter which demonstrate the advancement of our long-term transformation plan and growth strategy. Investments in our global sales organization, enhanced service offerings, and buyer network have resulted in continued organic growth across our commercial and GovDeals marketplaces. Our Network International energy marketplace GMV was up 108%, our GovDeals state and local government marketplace GMV was up 30%, and our retail GMV was up 7% over the prior year period, demonstrating our ability to attract new clients and expand existing relationships across our entire business,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “Trends in globalization and innovation are driving the need for our sales channels and services. Moreover, our returns management solutions are well suited to the rapid growth of online retailing which is fueling higher product returns. Continued investments in our people, processes, and platform will enhance the value we bring to clients as the leading solution provider in the $100 billion reverse supply chain market.

“Regarding our LiquidityOne transformation initiative,” continued Angrick, “this is an exciting time as we are on the cusp of delivering a new, mobile first e-commerce solution that will integrate our business processes and expand our ability to provide our clients and buyers with a streamlined user experience, enhanced functionality, and greater access to buy and sell surplus assets on a global scale. We are busy preparing the launch of our Network International energy marketplace on our new e-commerce platform and ERP systems for this summer. As we dedicate resources to this launch phase while also ramping up efforts and resources for the subsequent marketplace launches, we anticipate that our LiquidityOne program expenses in Q3 will exceed our average spend over the last several quarters. We retain a strong balance sheet and in addition to funding our platform investments we intend to invest in new products and services that will enable us to consolidate the large, fragmented reverse supply chain industry.”

Second Quarter Operating and Earnings Results

The company reported Q2-17 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $163.7 million, up from $153.0 million in the prior year’s comparable period. Revenue for Q2-17 was $72.3 million, down from $86.9 million in the prior year’s comparable period. GAAP Net loss for Q2-17 was $(8.3) million, which resulted in a diluted loss per share of $(0.26) based on a weighted average of 31.4 million diluted shares outstanding, down from $(0.9) million and $(0.03) respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss was $(6.6) million or $(0.21) adjusted diluted loss per share, down from net income of $1.1 million and $0.04 respectively, in the prior year’s comparable period. We exited Q2-17 in a strong financial position with $116 million in cash and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation, business realignment, disposal and acquisition costs, was $(4.4) million, a decrease from the prior year’s comparable period of $2.9 million.

Comparative financial results reflect increased cost of sales and lower margins under the new Scrap contract, the transition to the new Surplus contract, under which we pay higher product costs, and the timing of large sales in our commercial business in the prior year.

— more —

Additional Second Quarter Operational Results

•                  Registered Buyers — At the end of Q2-17, registered buyers totaled approximately 3,028,000 representing an approximately 4% increase over the approximately 2,923,000 registered buyers at the end of Q2-16.

•                  Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 619,000 in Q2-17, an approximately 3% decrease over the approximately 636,000 auction participants in Q2-16.

•                  Completed Transactions — Completed transactions decreased to approximately 144,000, an approximately 6% decrease for Q2-17 from the approximately 153,000 completed transactions in Q2-16.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q2-FY17	Q2-FY16
Consignment Model:
GovDeals	39.3%	32.4%
Commercial	28.9%	23.8%
Total Consignment	68.2%	56.2%
Purchase Model:
Commercial	17.7%	24.7%
Surplus Contract	9.5%	14.3%
Total Purchase	27.2%	39.0%

Other:	4.6%	4.8%
Total	100.0%	100.0%

Revenue Mix

	Q2-FY17	Q2-FY16
Consignment Model:
GovDeals	9.2%	6.1%
Commercial	12.6%	11.4%
Total Consignment	21.8%	17.5%
Purchase Model:
Commercial	40.5%	42.8%
Surplus Contract	21.4%	25.1%
Total Purchase	61.9%	67.9%

Other:	16.3%	14.6%
Total	100.0%	100%

Business Outlook

FY17 results are continuing to benefit from growth in our commercial and state and local government marketplaces as we advance our strategy to unify our business processes, global sales organization, and e-commerce marketplace platform.  While the commercial businesses are showing overall improvement, profitability for the year will be impacted by the new pricing terms in our DoD Surplus and Scrap contracts, lower volumes in our DoD Surplus contract, continued investments in the deployment of our energy marketplace onto our new ecommerce platform, and continued investments in the design and deployment of our new e-commerce platform across our remaining commercial marketplaces.

Our near-term outlook remains cautious due to the higher cost of goods sold and variable product mix under our DoD contracts, variability in the timing of large client projects in our capital assets business, higher cost of goods sold in selected commercial programs which may be offset over time by volume growth, and ongoing investments in our LiquidityOne transformation plan, which we expect to increase during the upcoming go-live deployments of our marketplaces onto the new platform.

The following forward-looking statements reflect the following trends and assumptions for Q3-17:

(i)             increased investment spending under our LiquidityOne transformation initiative in conjunction with the go-live deployment of our Network International energy marketplace and new ERP system this summer;

(ii)          increased cost of sales and lower volume and margins under our DoD Surplus contract;

(iii)       continued strength in our state and local government marketplace and steady year-over-year growth;

(iv)      continued signs of improved liquidity in our energy marketplace;

(v)         investments in our sales teams to further accelerate the growth of new and expanded client relationships;

(vi)      mix shift to more consignment accounts in our retail business; and

(vii)   new pricing under our DoD Scrap contract and continued variability in commodities pricing, volumes received, and mix of commodities.

For Q3-17 our guidance is as follows:

GMV — We expect GMV for Q3-17 to range from $170 million to $190 million.

GAAP Net Loss — We expect GAAP Net Loss for Q3-17 to range from $(10.0) million to $(7.) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q3-17 to range from $(0.32) to $(0.22).

Non-GAAP Adjusted EBITDA —We expect non-GAAP Adjusted EBITDA for Q3-17 to range from $(7.0) million to $(4.0) million.

Non-GAAP Adjusted Diluted EPS — We expect non-GAAP Adjusted Loss Per Diluted Share for Q3-17 to range from $(0.29) to $(0.19). This guidance assumes that our diluted weighted average number of shares outstanding for the quarter of 31.4 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, and business realignment expense.

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
	(In thousands) (Unaudited)
Net loss	$(8,252)	$(850)	$(16,605)	$(6,047)
Interest (income) expense and other expense, net	(91)	(390)	(102)	(451)
(Benefit) provision for income taxes	(53)	(267)	50	(2,421)
Depreciation and amortization	1,434	1,660	2,863	3,332
EBITDA	(6,962)	153	(13,794)	(5,587)
Stock compensation expense	1,399	2,724	3,899	5,144
Acquisition costs	—	—	—	39
Business realignment expenses*	1,140	—	1,140	—
Adjusted EBITDA	$(4,423)	$2,877	$(8,755)	$(404)

Adjusted Net (Loss) Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense and acquisition costs.  Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q2-17 the tax rate used to tax effect stock compensation expense and acquisition costs was 33.2% compared to 28.6% used for the Q2-16 results. The 33.2% tax rate excludes the impact of the charge to our U.S. valuation allowance to provide a better comparison to the Q2-16 results.

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
	(In thousands) (Unaudited)
Net loss	$(8,252)	$(850)	$(16,605)	$(6,047)
Stock compensation expense (net of tax)	935	1,945	2,605	3,673
Acquisition costs (net of tax)	—	—	—	28
Business realignment expenses (net of tax)*	762	—	762	—
Adjusted net income (loss)	(6,555)	1,095	(13,238)	(2,346)
Adjusted basic earnings per common share	$(0.21)	$0.04	$(0.42)	$(0.08)
Adjusted diluted earnings per common share	$(0.21)	$0.04	$(0.42)	$(0.08)
Basic weighted average shares outstanding	31,361,122	30,594,940	31,310,816	30,542,520
Diluted weighted average shares outstanding	31,361,122	30,594,940	31,310,816	30,542,520

*Business realignment expenses are included within the Other operating expense line item in the Consolidated Statements of Operations.

Conference Call

The Company will host a conference call to discuss the second quarter of fiscal year 2017 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 9037971. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until May 3, 2018 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until May 11, 2017 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 9037971. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA to our guidance for GAAP Net Loss because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; expected investments in sales teams; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; the pricing, the supply and mix of inventory under the DoD Scrap Contract; expected future commodity prices; expected future effective tax rates; the timing of large client projects; and trends and assumptions about future periods, including the third quarter FY-17.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; variability in mix and volume of supply due to project based activity; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully develop and grow our new business ventures such as IronDirect;  costs and timing of the wind-down of our Truckcenter business; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resource to run our business with migrating our marketplaces to the new LiquidityOne platform; and the success of our LiquidityOne transformation initiative, including training and education of customers to adopt our new LiquidityOne platform.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government clients. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 10,000 clients worldwide. With nearly $7 billion in completed transactions, and 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

Liquidity Services and Subsidiaries

Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	March 31, 2017	September 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$116,110	$134,513
Accounts receivable, net of allowance for doubtful accounts of $568 and $718 at March 31, 2017 and September 30, 2016, respectively	12,070	10,355
Inventory	22,476	27,610
Tax refund receivable	1,335	1,205
Prepaid taxes	2,433	2,166
Prepaid expenses and other current assets ($1.2 million and $2.2 million measured at fair value as of March 31, 2017 and September 30, 2016, respectively)	9,807	9,063
Total current assets	164,231	184,912
Property and equipment, net	16,105	14,376
Intangible assets, net	1,912	2,650
Goodwill	44,876	45,134
Deferred long-term tax assets	1,021	1,021
Other assets	11,882	12,016
Total assets	$240,027	$260,109
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,570	$9,732
Accrued expenses and other current liabilities	34,213	45,133
Distributions payable	4,738	1,722
Customer payables	27,847	28,901
Total current liabilities	79,368	85,488
Deferred taxes and other long-term liabilities	10,909	12,010
Total liabilities	90,277	97,498
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,387,442 shares issued and outstanding at March 31, 2017; 30,742,662 shares issued and outstanding at September 30, 2016	29	29
Additional paid-in capital	224,327	220,192
Accumulated other comprehensive loss	(8,962)	(8,571)
Retained earnings (accumulated deficit)	(65,644)	(49,039)
Total stockholders’ equity	149,750	162,611
Total liabilities and stockholders’ equity	$240,027	$260,109

Liquidity Services and Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Revenue	$52,415	$66,423	$100,395	$116,608
Fee revenue	19,920	20,455	42,736	36,145
Total revenue	72,335	86,878	143,131	152,753
Costs and expenses:
Cost of goods sold (excluding amortization)	34,564	39,927	66,835	66,810
Client distributions	4,960	2,506	9,508	4,863
Technology and operations	21,075	24,678	42,968	47,486
Sales and marketing	9,149	9,148	19,136	18,608
General and administrative	8,230	10,466	18,087	20,534
Depreciation and amortization	1,434	1,660	2,863	3,332
Acquisition costs	—	—	—	39
Total costs and expenses	79,412	88,385	159,397	161,672
Other operating expense	1,319	—	391	—
Loss from operations	(8,396)	(1,507)	(16,657)	(8,919)
Interest (income) expense and other expense, net	(91)	(390)	(102)	(451)
Loss before (benefit) provision for income taxes	(8,305)	(1,117)	(16,555)	(8,468)
(Benefit) provision for income taxes	(53)	(267)	50	(2,421)
Net loss	$(8,252)	$(850)	$(16,605)	$(6,047)
Basic and diluted loss per common share	$(0.26)	$(0.03)	$(0.53)	$(0.20)
Basic and diluted weighted average shares outstanding	31,361,122	30,594,940	31,310,816	30,542,520

Liquidity Services and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

(Dollars In Thousands)

	Six Months Ended March 31,
	2017	2016
Operating activities
Net loss	$(16,605)	$(6,047)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	2,863	3,332
Stock compensation expense	3,899	5,144
Provision for inventory allowance	4,636	1,399
Provision for doubtful accounts	(150)	86
Deferred tax benefit	—	(2,421)
Incremental tax benefit from exercise of common stock options	—	213
Impairment of intangible assets	142	—
Change in fair value of financial instruments	(749)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,566)	(1,085)
Inventory	498	(8,075)
Prepaid and deferred taxes	(53)	34,641
Prepaid expenses and other assets	(204)	(1,509)
Accounts payable	2,838	(718)
Accrued expenses and other current liabilities	(11,299)	2,866
Distributions payable	3,016	(1,008)
Customer payables	(1,055)	(2,040)
Other liabilities	(564)	(79)
Net cash (used) provided by operating activities	(14,353)	24,699
Investing activities
Increase in intangibles	(41)	(35)
Purchases of property and equipment, including capitalized software	(3,959)	(2,723)
Net cash used in investing activities	(4,000)	(2,758)
Financing activities
Proceeds from exercise of common stock options (net of tax)	79	—
Incremental tax benefit from exercise of common stock options	—	(213)
Net cash provided (used) by financing activities	79	(213)
Effect of exchange rate differences on cash and cash equivalents	(129)	335
Net (decrease) increase in cash and cash equivalents	(18,403)	22,063
Cash and cash equivalents at beginning of period	134,513	95,465
Cash and cash equivalents at end of period	$116,110	$117,528
Supplemental disclosure of cash flow information
Cash paid (received) for income taxes, net	$193	$(34,652)